Exhibit 99.1
COVANTA HOLDING CORPORATION REPORTS
2007 SECOND QUARTER RESULTS
REAFFIRMS 2007 GUIDANCE
FAIRFIELD, NJ, July 25, 2007 — Covanta Holding Corporation (NYSE:CVA) (“Covanta” or the “Company”) reported financial results today for the three months ended June 30, 2007. Diluted earnings per share was $0.24 in the second quarter of 2007, which included a net benefit of $0.03 per diluted share from insurance recoveries and expenses relating to a fire at the SEMASS facility which occurred in the first quarter of 2007. These results compare to diluted earnings per share of $0.35 in the prior year period, which included a net benefit of $0.09 per diluted share for certain items impacting the results of the Company.
Second Quarter Results
For the three months ended June 30, 2007 total Company operating revenues grew 6 percent to $355 million, up from $334 million in the prior year comparative period.
The Company’s domestic waste and energy operating revenues grew 5 percent to $301 million, driven primarily by contractual service fee escalations, construction revenues related to the Hillsborough County facility expansion and two facilities added to the company’s portfolio this year; the Harrisburg Energy-from-Waste facility and the Holliston transfer station. International revenues of $52 million grew by 17 percent primarily due to higher electricity sales at both Indian facilities.
Adjusted EBITDA at the Company’s principal subsidiary Covanta Energy Corporation (“Covanta Energy”) was $141 million in the second quarter while Covanta’s Cash Flow Provided by Operating Activities (“Operating Cash Flow”) was $86 million for the three months ended June 30, 2007.
Six Months Results
For the six months ended June 30, 2007, total Company operating revenues rose 7 percent to $685 million. Covanta Energy’s Adjusted EBITDA was $246 million while Covanta’s Operating Cash Flow was $143 million for the year-to-date period.
“The second quarter was marked by solid operating performance and tangible progress on our growth initiatives that position us to take advantage of promising opportunities around the world,” said Anthony Orlando, President and Chief Executive Officer of Covanta. “Notably, we signed a 10 year agreement to operate the Harrisburg Energy-from-Waste facility, completed our joint venture to enter the Energy-from-Waste market in China, announced the acquisition of two biomass renewable energy facilities in California, and received a Letter of Intent to design, build and operate a 1,700 ton per day Energy-from-Waste facility in Dublin, Ireland.”

2007 Guidance
The Company is reaffirming its full year 2007 guidance for the following key metrics:
•	Covanta Energy Adjusted EBITDA in the range of $545 million to $565 million; and

•	Covanta diluted earnings per share in the range of $0.65 to $0.75.
To provide additional clarity as to Covanta’s cash flow generated and available to grow its business and repay debt, the Company is for the first time providing full year 2007 guidance for Covanta’s Operating Cash Flow, together with information regarding how the company has utilized its cash flow for these purposes. This key metric, which is a GAAP metric, is provided in lieu of Free Cash Flow, a non-GAAP metric which was previously furnished.
The Company is providing full year 2007 guidance for Operating Cash Flow:
•	Covanta’s Operating Cash Flow in the range of $345 million to $375 million.
Conference Call Information
Covanta will host a conference call at 8:30 am (Eastern) on Thursday, July 26, 2007 to discuss its results for the three months ended June 30, 2007. Prepared remarks will be followed by a question-and-answer session. To participate, please dial 800-475-3716 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States, please dial 719-457-2728. The conference call will also be webcast live on the Investor Relations section of the Covanta website at www.covantaholding.com.
A replay of the conference call will be available from 11:00 am (Eastern) on Thursday, July 26, 2007 through midnight (Eastern) Thursday, August 2, 2007. To access the replay, please dial 888-203-1112 or 719-457-0820 and use the replay pass code: 7109495. The webcast will also be archived on www.covantaholding.com.
About Covanta
Covanta is a New York Stock Exchange listed company engaging in waste disposal, energy services and specialty insurance through its subsidiaries. Covanta’s subsidiary, Covanta Energy, is an internationally recognized owner and operator of energy-from-waste and power generation projects. Covanta Energy’s energy-from-waste facilities convert municipal solid waste into renewable energy for numerous communities, predominantly in the United States.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Covanta and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Covanta cautions investors that any forward-looking statements made by Covanta are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Covanta, include, but are not limited to, those factors, risks and uncertainties that are described in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2006, and in securities filings by Covanta with the SEC.
Although Covanta believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Covanta’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Covanta does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.
Contact:
Gavin Bell
Vice President, Investor Relations & Corporate Communications
Covanta Holding Corporation
973.882.7107
Attachments

Covanta Holding Corporation Condensed Consolidated Statements of Operations	Exhibit 1

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006 (A)	2007	2006(A)
	(Unaudited in thousands, except per share amounts)

Operating revenues
Waste and service revenues	$218,040	$213,501	$416,951	$404,870
Electricity and steam sales	126,815	116,413	240,481	225,591
Other operating revenues	10,285	4,222	27,917	9,031

Total operating revenues	355,140	334,136	685,349	639,492

Operating expenses
Plant operating expenses	199,561	175,696	401,568	362,245
Depreciation and amortization expense	48,436	48,838	96,479	95,235
Net interest expense on project debt	13,886	15,293	28,491	31,291
General and administrative expenses	20,029	16,101	42,221	34,305
Write-down of assets, net of insurance recoveries(B)	(13,341)	—	4,925	—
Other operating expenses	9,357	1,520	26,173	4,210

Total operating expenses	277,928	257,448	599,857	527,286

Operating income	77,212	76,688	85,492	112,206

Other income (expense)
Investment income	1,819	2,915	7,003	5,318
Interest expense	(14,718)	(27,361)	(35,978)	(55,844)
Loss on extinguishment of debt (C)(D)	—	(6,795)	(32,006)	(6,795)

Total other expenses	(12,899)	(31,241)	(60,981)	(57,321)

Income before income tax expense, minority interests and equity in net income from unconsolidated investments	64,313	45,447	24,511	54,885
Income tax expense	(28,822)	(6,662)	(10,646)	(10,925)
Minority interests	(2,091)	(2,279)	(3,489)	(2,879)
Equity in net income from unconsolidated investments	4,316	14,672	9,422	21,515

Net Income	$37,716	$51,178	$19,798	$62,596

Earnings Per Share:
Basic	$0.25	$0.35	$0.13	$0.43

Weighted Average Shares	152,983	146,343	152,234	144,872

Diluted	$0.24	$0.35	$0.13	$0.43

Weighted Average Shares	154,307	147,087	153,603	146,423

(A)	Certain prior period amounts have been reclassified to conform to current period presentation.

(B)	On March 31, 2007, the SEMASS energy-from-waste facility experienced a fire in the front-end receiving portion of the facility. Damage was extensive to this portion of the facility and operations at the facility were suspended completely for approximately 20 days. As a result of this loss, Covanta recorded an asset impairment of $18.3 million, pre-tax, in the first quarter of 2007, which represented a preliminary estimate of the net book value of the assets destroyed. Based upon additional analysis as the facility is fully restored, Covanta may increase the impairment recorded.

The cost of repair or replacement, and business interruption losses, are insured under the terms of applicable insurance policies, subject to deductibles. Covanta cannot predict the timing of when it will receive the proceeds under such policies. During the second quarter of 2007, Covanta recorded insurance recoveries of $13.3 million related to repair and reconstruction and $2.7 million related to clean-up costs. Insurance recoveries are recorded as a reduction to the loss related to the write-down of assets where such recoveries relate to repair and reconstruction costs, or as a reduction to operating expenses where such recoveries relate to other costs or business interruption losses. Covanta expects the cost of repair or replacement and business interruption losses it does not recover, representing deductibles under such policies, will not be material.

(C)	During January and February 2007, Covanta completed public offerings of common stock and 1.00% Senior Convertible Debentures, and Covanta Energy closed on new credit facilities. In addition, in February 2007, Covanta Energy completed tender offers for outstanding notes previously issued by its intermediate subsidiaries. As a result of the recapitalization plan in the first quarter of 2007, Covanta recognized a loss on extinguishment of debt charge of approximately $32.0 million, pre-tax, which was comprised of the write-down of deferred financing costs, tender premiums paid for the intermediate subsidiary debt, and a call premium paid for a credit facility refinanced, which was in effect prior to Covanta Energy’s new credit facilities. These amounts were partially offset by the write-down of unamortized premiums relating to the intermediate subsidiary debt and a gain associated with the settlement of interest rate swap agreements.

(D)	As a result of amendments to Covanta Energy’s financing arrangements in May 2006, in the three months ended June 30, 2006, Covanta recognized a loss on extinguishment of debt of $6.8 million, pre-tax, which was comprised of the write-down of deferred financing costs and a call premium paid on the extinguishment.

Covanta Holding Corporation Reconciliation of Net Income to Adjusted EBITDA	Exhibit 2

	Three Months Ended		Six Months Ended
	June 30,		June 30,		Full Year
	2007	2006	2007	2006	Estimated 2007
		(Unaudited, in thousands)

Net Income — Covanta Holding Corporation	$37,716	$51,178	$19,798	$62,596

Less: Net Income — All Other	(3,546)	474	(848)	1,049

Net Income — Covanta Energy Corporation	41,262	50,704	20,646	61,547	$99,000 — $114,000

Depreciation and amortization expense	48,410	48,820	96,442	95,200	193,000

Debt service:
Net interest expense on project debt	13,886	15,293	28,491	31,291
Interest expense	13,223	27,361	33,511	55,844
Investment income	(876)	(2,216)	(3,601)	(4,134)

Subtotal debt service	26,233	40,438	58,401	83,001	114,000

Income tax expense	26,596	6,228	9,771	10,150	61,000 — 69,000

Other Adjustments:(A)
Change in unbilled service receivables	5,145	4,192	10,191	8,261
Non-cash compensation expense	4,350	2,537	6,121	3,368
Other	405	3,615	3,637	5,484

Subtotal other adjustments	9,900	10,344	19,949	17,113	38,000 — 35,000

Write-down of assets, net of insurance recoveries (B)	(13,341)	—	4,925	—

Loss on extinguishment of debt (C)(D)	—	6,795	32,006	6,795	32,000

Minority interests	2,012	2,406	3,728	3,236	8,000

Total adjustments	99,810	115,031	225,222	215,495

Adjusted EBITDA — Covanta Energy Corporation	$141,072	$165,735	$245,868	$277,042	$545,000 — $565,000

(A)	These items represent amounts that are non-cash in nature.

(B)	On March 31, 2007, the SEMASS energy-from-waste facility experienced a fire in the front-end receiving portion of the facility. Damage was extensive to this portion of the facility and operations at the facility were suspended completely for approximately 20 days. As a result of this loss, Covanta recorded an asset impairment of $18.3 million, pre-tax, in the first quarter of 2007, which represented a preliminary estimate of the net book value of the assets destroyed. Based upon additional analysis as the facility is fully restored, Covanta may increase the impairment recorded.

The cost of repair or replacement, and business interruption losses, are insured under the terms of applicable insurance policies, subject to deductibles. Covanta cannot predict the timing of when it will receive the proceeds under such policies. During the second quarter of 2007, Covanta recorded insurance recoveries of $13.3 million related to repair and reconstruction and $2.7 million related to clean-up costs. Insurance recoveries are recorded as a reduction to the loss related to the write-down of assets where such recoveries relate to repair and reconstruction costs, or as a reduction to operating expenses where such recoveries relate to other costs or business interruption losses. Covanta expects the cost of repair or replacement and business interruption losses it does not recover, representing deductibles under such policies, will not be material.

(C)	During January and February 2007, Covanta completed public offerings of common stock and 1.00% Senior Convertible Debentures, and Covanta Energy closed on new credit facilities. In addition, in February 2007, Covanta Energy completed tender offers for outstanding notes previously issued by its intermediate subsidiaries. As a result of the recapitalization plan in the first quarter of 2007, Covanta recognized a loss on extinguishment of debt charge of approximately $32.0 million, pre-tax, which was comprised of the write-down of deferred financing costs, tender premiums paid for the intermediate subsidiary debt, and a call premium paid for a credit facility refinanced, which was in effect prior to Covanta Energy’s new credit facilities. These amounts were partially offset by the write-down of unamortized premiums relating to the intermediate subsidiary debt and a gain associated with the settlement of interest rate swap agreements.

(D)	As a result of amendments to Covanta Energy’s financing arrangements in May 2006, in the three months ended June 30, 2006, Covanta recognized a loss on extinguishment of debt of $6.8 million, pre-tax, which was comprised of the write-down of deferred financing costs and a call premium paid on the extinguishment.

Covanta Energy Corporation Reconciliation of Cash Flow Provided by Operating Activities to Adjusted EBITDA	Exhibit 3

	Three Months Ended		Six Months Ended
	June 30,		June 30,		Full Year
	2007	2006	2007	2006	Estimated 2007
	(Unaudited, in thousands)
Cash flow provided by operating activities — Covanta Energy Corporation	$88,377	$77,572	$141,589	$117,960	$345,000 — $375,000
Debt Service	26,233	40,438	58,401	83,001	114,000
Amortization of debt premium and deferred financing costs	3,631	4,779	6,884	10,037	14,000
Other	22,831	42,946	38,994	66,044	72,000 — 62,000

Adjusted EBITDA — Covanta Energy Corporation	$141,072	$165,735	$245,868	$277,042	$545,000 — $565,000

Covanta Holding Corporation Statements of Cash Flows Selected Data	Exhibit 4

	Three Months Ended		Six Months Ended
	June 30,		June 30,		Full Year
	2007	2006	2007	2006	Estimated 2007
	(Unaudited, in thousands)

Cash Flow Provided by Operating Activities (A)	$86,084	$66,565	$142,538	$116,665	$345,000 — $375,000

Uses of Cash Flow Provided by Operating Activities
Purchase of property, plant and equipment (B)
Capital expenditures associated with SEMASS fire (C)	$(10,379)	$—	$(10,379)	$—
Capital expenditures associated with acquisitions (D)	—	—	—	—
All other capital expenditures (E)	(13,563)	(8,767)	(32,637)	(26,797)	(55,000)

Total purchases of property, plant and equipment	$(23,942)	$(8,767)	$(43,016)	$(26,797)

Acquisition of business	$(7,439)	$—	$(7,439)	$—
Purchase of equity interest	$(10,253)	$—	$(10,253)	$—
Principal payments on project debt	$(9,550)	$(16,108)	$(65,489)	$(69,009)
Principal payments on long-term debt (F)	$(1,417)	$(106,009)	$(1,160,385)	$(120,039)

(A)	Guidance is only provided for cash flow provided by operating activities for Covanta.

(B)	Purchase of property, plant and equipment is also referred to as Capital Expenditures.

(C)	During the three months ended June 30, 2007, Capital Expenditures were incurred that related to the repair and replacement of assets at the SEMASS energy-from-waste facility that were damaged by a fire on March 31, 2007. The cost of repair or replacement is insured under the terms of the applicable insurance policy, subject to deductibles. Covanta cannot predict the timing of when all proceeds under such policy will be received. During the second quarter of 2007, Covanta received $7.3 million in insurance proceeds related to property damage and is included as Property Insurance Proceeds in the investing activities section of Covanta’s statement of cash flows for the six months ended June 30, 2007. Covanta expects the cost of repair or replacement not recovered, representing deductibles under such policy, will not be material.

(D)	On July 16, 2007, Covanta Energy acquired two biomass energy facilities and a biomass energy fuel management business. In connection with the acquisition, Covanta Energy expects to invest between $15 and $20 million in capital improvements to increase the facilities’ productivity and environmental performance. The project to increase the facilities’ productivity and environmental performance had been commenced by the seller. Covanta Energy expects to incur such Capital Expenditures for the project during 2007. Although, in accordance with GAAP this spending will be recorded as a component of purchase of property, plant and equipment on Covanta’s statement of cash flows, management considers this spending as a component of the cost to acquire these businesses since these major capital improvements are required to achieve desired facility performance.

(E)	Capital expenditures for existing facilities.

(F)	During January and February 2007, Covanta completed public offerings of common stock and 1.00% Senior Convertible Debentures, and Covanta Energy closed on new credit facilities. In addition, in February 2007, Covanta completed tender offers for outstanding notes previously issued by its intermediate subsidiaries. Covanta expects to have redeemed all of the remaining intermediate subsidiary debt by the end of the third quarter of 2007.

Covanta Holding Corporation Components of Diluted Earnings Per Share	Exhibit 5

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Unaudited)
Write-down of assets, net of insurance recoveries and tax (A)	$0.05	$—	$(0.02)	$—
Impact of SEMASS fire, net of tax (B)	(0.02)	—	(0.02)	—
Loss on extinguishment of debt, net of tax (C)	—	(0.03)	(0.12)	(0.03)
Philippine Tax Ruling—Cumulative Adjustment (D)	—	0.05	—	0.05
APB 23—Cumulative Adjustment (E)	—	0.07	—	0.07
All other	0.21	0.26	0.29	0.34

Diluted Earnings Per Share	$0.24	$0.35	$0.13	$0.43

(A)	On March 31, 2007, the SEMASS energy-from-waste facility experienced a fire in the front-end receiving portion of the facility. Damage was extensive to this portion of the facility and operations at the facility were suspended completely for approximately 20 days. As a result of this loss, Covanta recorded an asset impairment of $18.3 million, pre-tax, in the first quarter of 2007, which represented a preliminary estimate of the net book value of the assets destroyed. Based upon additional analysis as the facility is fully restored, Covanta may increase the impairment recorded.

The cost of repair or replacement, and business interruption losses, are insured under the terms of applicable insurance policies, subject to deductibles. Covanta cannot predict the timing of when it will receive the proceeds under such policies. During the second quarter of 2007, Covanta recorded insurance recoveries of $13.3 million related to repair and reconstruction and $2.7 million related to clean-up costs. Insurance recoveries are recorded as a reduction to the loss related to the write-down of assets where such recoveries relate to repair and reconstruction costs, or as a reduction to operating expenses where such recoveries relate to other costs or business interruption losses. Covanta expects the cost of repair or replacement and business interruption losses it does not recover, representing deductibles under such policies, will not be material.

(B)	This amount represents plant operating expenses related to the SEMASS fire, but excludes lost revenue during the restoration of the SEMASS energy-from-waste facility.

(C)	During January and February 2007, Covanta completed public offerings of common stock and 1.00% Senior Convertible Debentures, and Covanta Energy closed on new credit facilities. In addition, in February 2007, Covanta Energy completed tender offers for outstanding notes previously issued by its intermediate subsidiaries. As a result of the recapitalization plan in the first quarter of 2007, Covanta recognized a loss on extinguishment of debt charge of approximately $32.0 million, pre-tax, which was comprised of the write-down of deferred financing costs, tender premiums paid for the intermediate subsidiary debt, and a call premium paid for a credit facility refinanced, which was in effect prior to Covanta Energy’s new credit facilities. These amounts were partially offset by the write-down of unamortized premiums relating to the intermediate subsidiary debt and a gain associated with the settlement of interest rate swap agreements.

As a result of amendments to Covanta Energy’s financing arrangements in May 2006, in the three months ended June 30, 2006, Covanta recognized a loss on extinguishment of debt of $6.8 million, pre-tax, which was comprised of the write-down of deferred financing costs and a call premium paid on the extinguishment.

(D)	Covanta is a minority shareholder in the “Quezon Project Company” that owns the Quezon Power, Inc. (“Quezon”) facility in the Philippines. In June 2006, the Philippine tax authorities issued a ruling clarifying the deductibility of unrealized foreign exchange losses to the Quezon Project Company. As a result, the Quezon Project Company recorded a cumulative deferred income tax benefit in the quarter ended June 30, 2006 which increased Covanta’s equity in net income from unconsolidated investments by $7 million or 5 cents per diluted share for the three months ended June 30, 2006. The impact of this ruling, on periods subsequent to the quarter ended June 30, 2006, will be based on the fluctuations in the value of the Philippine peso versus the US dollar in those respective periods.

(E)	During the quarter ended June 30, 2006, consistent with its strategy to pursue international investment opportunities, Covanta adopted the permanent reinvestment exception under APB 23 with respect to the earnings of its foreign subsidiaries. Pursuant to this election, Covanta now considers foreign earnings to be permanently reinvested and, as a result, Covanta recorded a catch-up, cumulative adjustment in the second quarter of 2006 of $10 million or 7 cents per diluted share to reflect the reversal of the deferred taxes that were accrued over the last two years prior to the election under APB 23.

Covanta Energy Corporation Components of Adjusted EBITDA	Exhibit 6

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
		(Unaudited, in thousands)
Philippine Tax Ruling—Cumulative Adjustment (A)	$—	$7,037	$—	$7,037
Impact of SEMASS fire (B)	(4,312)	—	(4,312)	—
All other	145,384	158,698	250,180	270,005

Adjusted EBITDA — Covanta Energy Corporation	$141,072	$165,735	$245,868	$277,042

(A)	Covanta is a minority shareholder in the “Quezon Project Company” that owns the Quezon facility in the Philippines. In June 2006, the Philippine tax authorities issued a ruling clarifying the deductibility of unrealized foreign exchange losses to the Quezon Project Company. As a result, the Quezon Project Company recorded a cumulative deferred income tax benefit in the quarter ended June 30, 2006 which increased Covanta’s equity in net income from unconsolidated investments by $7 million or 5 cents per diluted share for the three months ended June 30, 2006. The impact of this ruling, on periods subsequent to the quarter ended June 30, 2006, will be based on the fluctuations in the value of the Philippine peso versus the US dollar in those respective periods.

(B)	This amount represents plant operating expenses related to the SEMASS fire, but excludes lost revenue during the restoration of the SEMASS energy-from-waste facility.

Discussion of Non-GAAP Financial Measures
To supplement Covanta’s results prepared in accordance with United States generally accepted accounting principles (“GAAP”), Covanta uses the measure of Adjusted EBITDA, which is a non-GAAP measure as defined by the Securities and Exchange Commission. The non-GAAP financial measure of Adjusted EBITDA described below, and used in the tables above, is not intended as a substitute and should not be considered in isolation from measures of financial performance or liquidity prepared in accordance with GAAP. In addition, Covanta’s non-GAAP financial measure may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes.
Covanta uses a number of different financial measures, both GAAP and non-GAAP, in assessing the overall performance of its business. Covanta uses Adjusted EBITDA to provide further information that is useful to an understanding of Covanta Energy’s financial covenants contained in its credit facilities, and as additional ways of viewing aspects of its operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of Covanta’s business. The presentation of Adjusted EBITDA is intended to enhance the usefulness of Covanta’s financial information by providing a measure which management internally uses to assess and evaluate the overall performance of its business and those of possible acquisition candidates, and highlight trends in the overall business. Covanta also uses this non-GAAP financial measure as a significant criterion of performance-based components of employee compensation.
Adjusted EBITDA should not be considered as an alternative to net income or an alternative to cash flow provided by operating activities as indicators of Covanta’s performance or liquidity or any other measures of performance or liquidity derived in accordance with GAAP.
Adjusted EBITDA
The calculation of Adjusted EBITDA is based on the definitions in Covanta Energy’s credit facilities. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income.
Under its credit facilities, Covanta Energy is required to satisfy certain financial covenants, including certain ratios of which Adjusted EBITDA is an important component. Compliance with such financial covenants is expected to be the principal limiting factor which will affect Covanta Energy’s ability to engage in a broad range of activities in furtherance of its business, including making certain investments, acquiring businesses and incurring additional debt. Covanta Energy was in compliance with these covenants as of June 30, 2007. Failure to comply with such financial covenants could result in a default under Covanta Energy’s credit facilities, which default would have a material adverse affect on Covanta’s financial condition and liquidity.
These financial covenants are measured on a trailing four quarter period basis and the material covenants are as follows:
•	maximum Covanta Energy leverage ratio of 4.50 to 1.00 (which declines for quarterly periods after September 30, 2007), which measures Covanta Energy’s Consolidated Adjusted Debt, (which is the principal amount of its consolidated debt less certain restricted funds dedicated to repayment of project debt principal and construction costs) to its Adjusted EBITDA; and

•	minimum Covanta Energy interest coverage ratio of 3.00 to 1.00, which measures Covanta Energy’s Adjusted EBITDA to its consolidated interest expense plus certain interest expense of Covanta, to the extent paid by Covanta Energy.
In order to provide a meaningful basis for comparison, Covanta is providing information with respect to Covanta Energy’s Adjusted EBITDA for the three and six months ended June 30, 2007 and 2006, reconciled for each such period to net income and cash flow provided by operating activities, which are believed to be the most directly comparable measures under GAAP. Covanta is providing similar reconciliations with respect to its guidance for full year 2007 Adjusted EBITDA.
Prior Use of Free Cash Flow
Previously, Covanta has provided annual guidance for Covanta Energy Free Cash Flow as a liquidity measure, and furnished Free Cash Flow results on a quarterly basis. Free Cash Flow had been used by management as a liquidity measure which provided useful information about the amount of cash flow generated by Covanta Energy available for the repayment of debt and for strategic opportunities, including, among others, investing in the business, making strategic acquisitions and constructing new or expanding existing facilities.
Covanta calculated Free Cash Flow as cash flow provided by operating activities, less purchases of property, plant and equipment (also referred to as “Capital Expenditures”). The amount of Capital Expenditures Covanta has historically incurred were primarily related to maintaining existing operating facilities. However, Covanta’s Capital Expenditures, as calculated and disclosed in accordance with GAAP, can materially increase in certain situations that are outside of the scope of maintaining its existing facilities and do not affect its ability to repay debt or invest in strategic opportunities, including those where we incur Capital Expenditures that are:
•	related to the construction of new facilities or the expansion of existing facilities,

•	incurred directly in connection with the acquisition of new businesses, or

•	reimbursed by third parties or through insurance proceeds.
In addition, with its new capital structure that closed during the first quarter of 2007, Covanta Energy now has greater, but not unrestricted, flexibility to use its cash flow for a variety of purposes. As a result, management has determined that a more clear and useful measure of its cash flow available for the repayment of debt and for strategic opportunities, is cash flow provided by operating activities, which is a GAAP measure. In addition, management has determined that it is appropriate to provide guidance and additional information for Covanta given the immaterial differences between its and Covanta Energy’s cash flow provided by operating activities. Going forward, Covanta intends to furnish such information, as well as additional information regarding how it has utilized its cash flow provided by operating activities to repay debt, invest in strategic opportunities, and incur Capital Expenditures.